UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2006

KINDER MORGAN, INC.
(Exact name of registrant as specified in its charter)

Kansas (State or other jurisdiction of incorporation)	1-06446 (Commission File Number)	48-0290000 (I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1000
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 9, 2006, Terasen Inc., a wholly owned subsidiary of Kinder Morgan, Inc., entered into a Credit Agreement among Terasen Inc., as Borrower, the institutions named therein, as Lenders, and The Toronto-Dominion Bank, as Administrative Agent.  The Credit Agreement provides a committed C$450 million revolving credit facility. The interest rate payable on advances under the credit facility will vary based on the type of advance. The credit facility can be used for Terasen's general corporate purposes and as backup for commercial paper issuance.  Terasen is not currently an issuer of commercial paper. The credit facility includes financial covenants and events of default that are common in such arrangements. The Credit Agreement will mature on May 5, 2009.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 1.01 by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On May 9, 2006, Terasen Inc. terminated its three, C$150 million 364-day revolving credit facilities. The credit facility described under Item 1.01 above replaced the terminated credit facilities. There were no penalties incurred by Terasen as a result of the termination.

Item 2.03.  Creation of a Direct Financial Obligation of a Registrant.

On May 9, 2006, Terasen Inc. entered into the Credit Agreement described under Item 1.01 above and had approximately C$300 million of borrowings outstanding under the credit facility as of May 10, 2006. The description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 2.03 by reference.

Item 9.01.  Financial Statements and Exhibits.

(c)

Exhibits.

10.1

Form of Credit Agreement, dated as of May 5, 2006, by and among Terasen Inc., the lenders party thereto and The Toronto-Dominion Bank, as Administrative Agent.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN, INC.

Dated: May 12, 2006	By:	/s/ Joseph Listengart
Joseph Listengart Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Credit Agreement, dated as of May 5, 2006, by and among Terasen Inc., the lenders party thereto and The Toronto-Dominion Bank, as Administrative Agent.